CONSULTANT PARTIAL SETTLEMENT AGREEMENT

                                                                 ES/RA20102004-4


     This Consultant Partial Settlement Agreement (hereafter the "AGREEMENT") is entered into this 28th day of October2004 by and between:


          Rudolpho Dominguez, residing at 11941 Southwest 43rd street, Miami, Florida 33175

And

Viva International, Inc. a Delaware publicly traded company (OTC-BB, VIVI) with offices at 954 Business Park Drive, Traverse City, Michigan 49686 and Miami, Florida 33130, (hereafter the "COMPANY").

WHEREAS, CONSULTANT is presently engaged by the COMPANY, with services having been properly and satisfactory performed during the employment period between March 2004 and July 2004, said duties including but not limited to (describe):
"see attached invoice numbered 04-1059, 04-1082, 04-1065 and Expense report for the perioed covering the month of April 2004 and description of services rendered.

AND WHEREAS, The COMPANY acknowledges the CONSULTANT is owed and entitled to payment for past services in the amount of $28,957.27. The COMPANY and the CONSULTANT wish to amicably resolve, in part, claims the CONSULTANT has against the COMPANY.

CONSULTANT and COMPANY acknowledge that the type and amount of payment to CONSULTANT under this AGREEMENT is being made for the sole purpose of partial satisfaction and will satisfy the claim only to the amount equal to and as reflected in the applicable S-8 registration statement. Accordingly, the strike price as stated below in b. will be used in the S-8 registration statement and the claim will be reduced on the COMPANY'S books and records by the total number of shares issued to the CONSULTANT multiplied by the share value as used in the registration statement.

a. this AGREEMENT is acknowledged as a partial settlement and does not satisfy the total amount due and owing for the period stated above,
b. the strike price of the stock shall be that of the stock quoted on the OTC-BB as of the close of business, 04:00 PM, New York, New York USA, the date this Agreement is executed,
c. this agreement is executed on behalf of the COMPANY and has been authorized by a resolution of the COMPANY'S Board of Directors,
d. an Attorney's Letter is issued in support of the terms and the AGREEMENT and in satisfaction of all documentation requirements thereto and prepares appropriate SEC registration without qualification,
e. an Accountants Letter or Approval as may be customary is issued in support of the S-8 registration filing,
f. the SEC S-8 Registration is formally requested by the COMPANY to be prepared by the outside counsel normally used for SEC matters and that this is done on or before October 29, 2004,
g. instructions to issue stock in accordance with the SEC S-8 registration statement are to be directed to the COMPANY'S Transfer Agent on the first business day following acceptance of the S-8 registration by the SEC. Upon issuance, the Transfer Agent will forward the common stock certificates directly to the consultant unless the employee directs otherwise in writing to the COMPANY'S Chairman/Secretary.
h. CONSULTANT agrees to be bound by any restriction, limitation and/or reporting requirement that may result from acceptance of S-8 stock pursuant to agreement. CONSULTANT further agrees and accepts the responsibility without limitation for any resulting federal or state income tax that may result from acceptance of S-8 stock and holds the COMPANY harmless from these tax liabilities.

The parties represent that they have been advised by their respective counsel, are competent to enter into, fully understand the terms and consequences, and do knowingly and voluntarily enter into the AGREEMENT.


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THEREFORE; based on the recitals above, the parties agree as follows:


                                      Terms

1.   Payment. On or before fifteen (15) calendar days from the date of execution
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     of this AGREEMENT or the 10th day of November 2004 which ever comes first, and in consideration for the promises and covenants contained herein, the COMPANY will cause to be transferred and delivered free of any fees, charges and encumbrances except that of any state or federal taxes to CONSULTANT or CONSULTANT'S designated representative in the United States, free trading common stock in the amount of two hundred fifty thousand (250,000). Said stock shall be subject to the terms and conditions as stated herein this AGREEMENT, filing requirements, and all SEC Rules and Regulations. CONSULTANT agrees to acknowledge and accept said stock in partial settlement of past due amounts for services rendered for the period first stated above and subject to the terms and conditions stated herein the AGREEMENT.

2.   Tax. Any and all appropriate State and Federal government taxes together
     ---
     with any withholding shall be responsibility of the CONSULTANT, and the CONSULTANT agrees to indemnify and hold harmless the COMPANY for any claim for such by any governmental authority.

3.   Obligations under Securities Laws to prevent "Insider" Trading. Obligations
     --------------------------------------------------------------
     under the Securities and Exchange Commission, (SEC), rules and regulations and U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors, consultants and anyone doing business with the COMPANY may come into possession of significant, unpublished price sensitive information. This information is the property of the COMPANY and the CONSULTANT has been entrusted with it. CONSULTANT agrees not to profit from it by buying or selling securities himself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform CONSULTANT of CONSULTANT'S legal responsibilities and to make clear to CONSULTANT that the misuse of unpublished price sensitive information is contrary to COMPANY policy and SEC Rules and Regulations & U.S. securities laws. Insider trading is a crime, penalized by fines and jail for individuals under both SEC Rules and Regulations and U.S. laws. Insider traders must also disclose any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits. Employers and other controlling persons (including supervisory personnel) are also at risk under SEC/U.S. securities laws if they recklessly fail to take preventive steps to control insider trading.

4.   Prohibition against "Short Selling" of Company Stock. CONSULTANT agrees not
     ----------------------------------------------------
     to, directly or indirectly, and or cause, the selling of any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale. No COMPANY director, officer or other employee, agent, contractor or any party doing business or having a business or contractual relationship with COMPANY may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Company's stock price in a short period of time.


5.   Non-Disclosure. CONSULTANT represents that they have not disclosed the
     --------------
     terms of this AGREEMENT to anyone. CONSULTANT agrees to keep the terms of the AGREEMENT, including the fact that a payment was made to CONSULTANT and the amount of such payment, strictly confidential and, unless required by law, will not disclose such information without the prior written permission of the COMPANY to anyone except tax advisors, if any, but only after informing those persons that they too must keep the information confidential.


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6.   Statements and Breach. CONSULTANT may state only that "the matter has been
     ---------------------
     resolved" or words to that effect, but will not otherwise disclose any information about this AGREEMENT or its terms. Because a breach of this confidentiality paragraph would cause COMPANY damages that are impracticable or too difficult to fix, in the event of such a breach, CONSULTANT shall be liable to COMPANY for liquidated damages in the amount not to exceed $50,000.00 for each breach, plus any attorneys' fees and costs owed pursuant to Section 13 herein and any equitable relief.

7.   No Disparagement. CONSULTANT agrees not to disparage COMPANY or any of its
     ----------------
     officers, employees, agents or representatives and will not knowingly say or do anything that would have an adverse impact on COMPANY.

8.   Further Documents. Each party agrees to execute or cause their counsel to
     -----------------
     execute any additional documents and take any further action which may reasonably be required in order to consummate this AGREEMENT or otherwise fulfill the obligations of the parties thereunder. The parties hereto this AGREEMENT agree to modify and execute any changes necessary to correct any errors clerical and or verbiage which may cloud and or misdirect the intent of this AGREEMENT.

9.   Dispute. Should a dispute arise concerning this AGREEMENT or its
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     performance, such dispute shall be resolved by binding arbitration administered by the American Arbitration Association under its commercial dispute resolution rules. If arbitration is initiated, the arbitration shall be held in Miami, Florida. Each party shall bear the cost of their representation regardless of the arbitrated decision.

10.  Construction. This AGREEMENT shall be construed and enforced in accordance
     ------------
     with the laws of the State of Michigan.

11.  Integration. This AGREEMENT constitutes an integration of the entire
     -----------
     understanding and agreement of the parties with respect to the matters referred to in this AGREEMENT. Any representation, warranty, promise or condition, whether written or oral, between the parties with respect to the matters referred to in this AGREEMENT which is not specifically incorporated in this AGREEMENT shall not be binding upon any of the parties hereto and the parties acknowledge that they have not relied, in entering into this AGREEMENT, upon any representations, warranties, promises or conditions not specifically set forth in this AGREEMENT. No prior or contemporaneous oral or written understanding, covenant, or agreement between the parties, with respect to the employment period described herein nor matters referred to in this AGREEMENT, shall survive the execution of this AGREEMENT. Each party hereto assumes the risk of misrepresentation, concealment or mistake, and if any party should subsequently discover that any fact relied upon in entering into this AGREEMENT was untrue, or that any fact was concealed from it, or that its understanding of the facts or law was incorrect, it shall not be entitled to set aside this AGREEMENT by reason thereof. This AGREEMENT may be modified only by a written agreement executed by both parties hereto.

12.  Binding Agreement. The parties understand and expressly agree that this
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     AGREEMENT shall bind and benefit (as applicable) the heirs, employees, owners, officers, shareholders, directors, subsidiaries, spouses, affiliates, successors, predecessors, agents, witnesses, attorneys, representatives, and assigns of the COMPANY and CONSULTANT.

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13.  Counterparts. This AGREEMENT may be executed in counterparts, and each
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     counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

14.  Assignment. This AGREEMENT may not be assigned by the CONSULTANT or the
     ----------
     Company without the prior written consent of the other Party. Notwithstanding the foregoing, this AGREEMENT may be assigned by the COMPANY to a corporation controlling, controlled by or under common control with the COMPANY without the consent of the CONSULTANT.


The Parties hereto acknowledge and execute this Partial Settlement Agreement as of the date first set forth above by placing their hand and seal below:




Dated:   11-02-04
                        /s/  Robert J. Scott, Chairman
                        ------------------------------------
                        for Viva International, Inc. Per Corporate Resolution dated 10-28-04.


Dated:
                        /s/ Rudolpho Dominguez  11/02/04
                        -------------------------------------
                       (Consultant Signature and Print Name)


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